Exhibit 99.1

March 28, 2022

Re:	Tender offer by a third party for Resource REIT, Inc. shares

Dear Resource REIT Stockholder:

You may soon receive correspondence from MacKenzie Capital Management, LP (“MacKenzie”) related to a tender offer to purchase your shares of Resource REIT, Inc. (the “REIT”). MacKenzie has informed us that its offer price is $10.95 per share. As recently announced, the REIT has entered into a merger agreement to sell the company for $14.75 per share in cash, which is 35% greater than MacKenzie’s offer price. Subject to stockholder approval of the transaction at our special meeting on May 16, 2022, the merger is expected to close on or about May 19, 2022, and stockholders will receive their cash consideration for their shares promptly thereafter. Given that MacKenzie’s offer price is significantly below the consideration you would receive in the merger and that we expect to be able to provide liquidity for your shares in the near future, we strongly recommend against selling your shares to MacKenzie at that price.

To decline MacKenzie’s tender offer, simply ignore it. You do not need to respond to anything. If you have already accepted the offer and change your mind, you may withdraw your acceptance prior to the May 6 deadline by following the instructions specified in MacKenzie’s offer to purchase.

Please be aware that MacKenzie is in no way affiliated with the REIT. Also, please note that MacKenzie does not have a copy of the REIT’s stockholder list. MacKenzie’s mailing will be conducted by a third party, which has agreed to keep the stockholder list confidential.

The merger is conditioned on the approval of the REIT’s stockholders as well as other customary closing conditions. There also can be no assurances with respect to whether or when the merger will occur.

We urge you to consult your financial advisor and exercise caution with respect to these and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

In order to avoid the costs of additional mailings, the REIT may post any updates or changes to its response to this mini-tender offer and/or responses to future mini-tender offers at www.resourcereit.com, under the “Investor Relations” section, and will file such updates or changes with the SEC on a Current Report on Form 8-K. If you have any questions related to the tender offer, please contact Resource REIT at 1-866- 469-0129.

Thank you for your investment in the REIT.

Sincerely,

/s/ Alan F. Feldman

Alan F. Feldman

Chairman of the Board and Chief Executive Officer

Resource REIT, Inc.

Cautionary Statement Regarding Forward Looking Statements

The forward-looking statements contained in this communication, including statements regarding the proposed merger transaction and the timing of such transaction, are subject to various risks and uncertainties. Although the REIT believes the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the REIT, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of the REIT to differ materially from future results, performance or achievements projected or contemplated in the forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the REIT’s ability to obtain the stockholder approval required to consummate the merger and the timing of the closing of the merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the merger will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement, (iii) unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction, (iv) changes affecting the real estate industry and changes in financial markets and interest rates, (v) the potential adverse impact of the ongoing pandemic related to COVID-19 and the related measures put in place to help control the spread of the virus on the operations of the REIT and its tenants, (vi) changes in market demand for rental apartment homes and pricing pressures, including from competitors, that could limit the REIT’s ability to lease units or increase rents or that could lead to declines in occupancy and rent levels, (vii) legislative restrictions that may delay or limit collections of past due rents,(viii) the availability and terms of financing and capital and the general volatility of securities markets, (ix) risks related to inability of tenants to meet their rent and other lease obligations and charge-offs in excess of our allowance for bad debt, (x) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act of 1990, as amended, and similar laws, (xi) the possible failure of the REIT to maintain its qualification as a REIT and the risk of changes in laws affecting REITs, (xii) the possibility of uninsured losses, (xiii) the risk of costs and disruptions as the result of a cybersecurity incident or other technology disruption, and (xiv) those additional risks and factors discussed in reports filed with the SEC by the REIT from time to time, including those discussed under the heading “Risk Factors” in its most recently filed reports on Form 10-K and 10-Q. The REIT undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should not place undue reliance upon forward-looking statements.